UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2020

Date of Report

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On April 17, 2020, we issued 200,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Shares”) to an accredited investor in exchange for cash of $2,000,000 pursuant to a securities purchase agreement (the “SPA”) dated April 6, 2020.

The 200,000 Series B Preferred Shares issuable pursuant to the SPA were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  This transaction qualified for exemption from registration because among other things, the transaction did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about our company and its investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Series B Preferred Shares

Liquidation. The Series B Preferred Shares have a liquidation preference that is equal to that of the Series A Preferred Shares and superior to that of the Common Stock. In the event of a liquidation or similar event, any payment to holders of shares of capital stock shall first be made to the holders of the Series B Preferred Shares and the Series A Preferred Shares. The holders of the Series B Preferred Shares shall be entitled to receive a payment in an amount that is equal to $10 per share plus any dividends that are due on such share (the “Liquidation Value”).

Dividends. The holders of the Series B Preferred Shares shall receive an annual dividend for each Series B Preferred Share equal to 8% of the Liquidation Value to be paid in quarterly installments. The dividend shall be paid in shares of common stock in an amount that is equal to the dollar amount of the dividend divided by the volume weighted average price (“VWAP”) of our common stock on the day such payment is due.

Beneficial ownership limitation. We may not convert any Series B Preferred Shares if such conversion would result in the holder beneficially owning more than 9.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

Conversion at holder’s option. Subject to the beneficial ownership limitation, the Series B Preferred Shares may be converted at the lower of: (a) $2.70 or (b) 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may not be above $5.00 or less than $1.00; further provided that if the VWAP of our common stock for any 40 consecutive trading days is less than $1.00 for 30 of those days, then such floor conversion price shall be reduced from $1.00 to $0.35.

Automatic conversion. At any time that the Forced Conversion Conditions have been met for ten consecutive trading days, we may deliver a written notice to the Investors to cause the Investors to convert all or part of the then outstanding Series B Preferred Shares. To the extent that any forced conversion would conflict with the beneficial ownership limitation, such forced conversion shall be delayed until it does not conflict with the beneficial ownership limitation.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

3.1	Certificate of Designations for Series B Convertible Preferred Stock filed on April 6, 2020 (incorporated by reference to Exhibit 3.2 to our current report form Form 8-K filed on April 7, 2020)
10.1	Securities Purchase Agreement, dated April 6, 2020 (incorporated by reference to Exhibit 10.1 to our current report form Form 8-K filed on April 7, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: April 20, 2020	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President and Chief Executive Officer